Exhibit 10.2

2009 Executive Bonus Plan

Executive Officers of Charter and certain other managerial and professional employees of Charter and its subsidiaries are eligible to participate in Charter's 2009 Executive Bonus Plan. Bonuses for eligible employees for 2009 will be determined based on the extent to which Charter's (or, if applicable, an employee's particular division or key market area’s) performance during 2009 meets or exceeds budgeted goals with respect to four performance measures. These measures, and the percentage of an employee's bonus allocated to each measure, are Revenue (20%), Adjusted EBITDA for Corporate employees or Operating Cash Flow for Divisional and Key Market Area employees (30%), Unlevered Free Cash Flow (30%) and Customer Excellence Index Plus (“CEI+”) (20%).  CEI+ will be measured against quantifiable statistics determined by the Board of Directors or Compensation and Benefits Committee and include: 1) Call Center Operations Metric; 2) Technical Operations Metric; and 3) Operations Metric.

With respect to each performance measure listed above, the eligible employee would receive 100% of the portion of his or her target bonus allocated to that performance measure if Charter's (or such employee's division's or key market area’s) performance reaches the budgeted goal for that measure. Also, for each performance measure, the employee would receive 10% of the allocated percentage if the performance equals 90% of the budgeted goal, and could receive as much as 150% of the allocated percentage if the performance exceeds the applicable budgeted goal by 5%. Each employee's target bonus is determined based on market data and position within the company. Target bonuses for executive officers range from 50% to 200% of base salary, subject to applicable employment agreements.  The Target award is the assigned percentage of a participant's base salary as of October 1, 2009.

Payments of the bonus amount will be made, if earned, semi-annually.  The first payment will be based on performance attainment in the first six months of the year and will be prorated for one-half the year and will not exceed one-half of an employee's target bonus.  The second payment will be based on the Company's actual performance attainment for the entire year, less the earlier payment for the first six months of that year.